Exhibit (3)(i)(a)
                                -----------------

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                              GATLIN HOLDINGS, INC.
                              A NEVADA CORPORATION

     Pursuant to the provisions of the Nevada Revised Statutes, the undersigned Corporation adopts these articles of amendment to its Articles of Incorporation:

FIRST: ARTICLE I of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article I substituted therefore as if it had been part of the original Articles of Incorporation;

                                   ARTICLE I
                                   ---------

     ARTICLE I: The name of the corporation is:

                           BIO VENTURE HOLDINGS, INC.

SECOND: ARTICLE IV of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article IV substituted therefore as if it had been part of the original Articles of Incorporation;

                                   ARTICLE IV
                                   ----------

     ARTICLE IV: Each THIRTY (30) shares of previously authorized common stock of the corporation, par value $.001 per share, issued and outstanding immediately prior to the time of the filing and recording of these Amended Articles of Incorporation (the "Amendment") with the Office of the Secretary of State of the State of Nevada shall thereby and thereupon automatically be combined without any further action into ONE (1) validly issued, fully paid and non assessable share of common stock of the corporation, par value $.001 per share. Each holder of record of a certificate for THIRTY (30) or more shares of common stock of the corporation as of the close of business day on June 10, 2002, shall be entitled to receive, as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing ONE (1) share of common stock for each THIRTY (30) shares of common stock represented by the certificate of such holder, with the next higher number of shares being issued in lieu of fractional shares. Further, every right, option and warrant to acquire ONE (1) share of common stock of the corporation, outstanding immediately prior to the time of filing and recording of this Amendment in the Office of the Secretary of State of the State of Nevada, shall thereby and thereupon automatically be converted without any further action into the right to acquire ONE/THIRTIETH (1/30) of a share of common stock of the corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased. The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of common stock immediately after the filing and recording of the Amendment that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share. The number of shares the corporation shall have authority to issue is fifty million (50,000,000) shares. Of such shares, forty-five million (45,000,000) shares, with a par value of $.001, shall be common shares. Five million (5,000,000) shares, with a par value of $.001, shall be preferred shares. The voting powers, designations, preferences and relative participating optional and other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock in one or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the corporation's Board of Directors in accordance with the provisions of NRS 78.195.

SECOND: The date of adoption of this amendment by the shareholders of this corporation is May 31, 2002 and shall become effective upon filing with the Secretary of State of Nevada.

THIRD: This amendment to the Articles of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Section 78.390 and
Section 78.320, Sub. 2 and 3 of the Nevada Revised Statutes. The number of shares outstanding at the time of adoption of this amendment was 4,654,095; 60% of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company.

IN WITNESS WHEREOF the undersigned, the President and Secretary of the Corporation, have executed this Amendment to the Articles of Incorporation this 6th day of June, 2002.


-------------------------
Wesley Van Dam, President